Exhibit 99.1

Additional Information about the Renasant/Metropolitan Transaction

This communication is being made in respect of the proposed merger transaction involving Renasant and Metropolitan. In connection with the proposed merger, Renasant intends to file a registration statement on Form S-4 that will include a proxy statement of Metropolitan and a prospectus of Renasant, and Renasant will file other relevant documents concerning the proposed merger, with the Securities and Exchange Commission (the “SEC”). This release does not constitute an offer to sell or the solicitation of an offer to buy any securities. BEFORE MAKING ANY INVESTMENT DECISION, METROPOLITAN INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RENASANT, METROPOLITAN AND THE PROPOSED MERGER. When available, the proxy statement/prospectus will be mailed to stockholders of Metropolitan. Investors will also be able to obtain copies of the proxy statement/prospectus and other relevant documents filed by Renasant (when they become available) free of charge at the SEC’s website (www.sec.gov). In addition, documents filed with the SEC by Renasant will be available free of charge from Kevin Chapman, Chief Financial Officer, Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, telephone: (662) 680-1450.

Renasant Corporation

Fourth Quarter 2016 Earnings Conference Call and Webcast

January 18, 2017 at 10:00 am Eastern Time

CORPORATE PARTICIPANTS

John Oxford - Director of Corporate Communication

E. Robinson McGraw - Chairman and Chief Executive Officer

Mitch Waycaster - President and Chief Operating Officer

Kevin D. Chapman - Executive Vice President / Chief Financial Officer

James W. Gray - Senior Executive Vice President / Chief Revenue Officer

Curt Gabardi - Founder, President and Chief Executive Officer, Metropolitan BancGroup Inc.

PRESENTATION

Operator

Good day and welcome to the Renasant Corporation 2016 Fourth Quarter Earnings Conference Call and Webcast. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero.

After today’s presentation there will be an opportunity to ask questions. To ask a question, you may press star, then one on a touch-tone phone. To withdraw your question, please press star, then two. Please note this event is being recorded.

I would now like to turn the conference over to Mr. John Oxford with Renasant. Please go ahead.

John Oxford

Thank you, Austin. Good morning and thank you for joining us for Renasant Corporations’ 2016 Fourth Quarter and Year End Earnings Webcast and Conference Call. Participating in this call today are members of Renasant’s Executive Management team.

Before we begin, let me remind you that some of our comments during this call may be forward-looking statements which involve risk and uncertainty. A number of factors could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Those factors include but are not limited to interest rate fluctuation, regulatory changes, portfolio performance and other factors discussed in our recent filings with the Securities and Exchange Commission.

We undertake no obligation to update or revise forward-looking statements to reflect change assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Now I will turn the call over to E. Robinson McGraw, Chairman and CEO of Renasant Corporation. Robin?

E. Robinson McGraw

Thank you, John. Good morning everybody and than you again for joining us today. We have a lot of exciting things to talk about so let’s get started with our financial results for the fourth quarter of ’16 which represent a strong finish to another great year.

The results including our completion of the KeyWorth acquisition and approximately 16.2% annualized linked quarter legacy loan growth. Our diluted EPS of $0.55 per share represents some of our highest reported quarterly earnings, which were driven by the strong performance of our Renasant team members.

Looking at our performance during the fourth quarter of 2016, net income was up approximately 11.7% to $23.6 million as compared to $21.2 million for the fourth quarter of 2015. Basic and diluted EPS were $0.56 and $0.55, respectively, as compared to $0.53 and $0.52, respectively, for the fourth quarter of ’15.

During the current quarter we recognized a one-time charge of a little over $2 million or $0.04 of after-tax impact on diluted EPS to effectively terminate four FDIC loss share agreements. Excluding the after-tax impact of the FDIC termination, diluted EPS was $0.59. No such charge was incurred during the fourth quarter of 2015.

Renasant Corporation January 18, 2017 at 10:00 am Eastern Time

Our 2016 fourth quarter return on average tangible assets and return on average tangible equity were 1.22% and 14.90%, respectively.

Focusing on our balance sheet, total assets at year end were approximately $8.70 billion as compared to approximately $7.92 billion at December 31, 2015. Our balance sheet and results of operations as and of for year ending December 31, 2016 include the impact of our acquisition of KeyWorth Bank, a Georgia state bank headquartered in Atlanta, Georgia, which was completed on April 1.

Total loans, which includes loans purchased in the Company’s previous six acquisitions, collectively referred to as purchased loans, increased 14.52% to approximately $6.2 billion at December 31, 2016, as compared to $5.41 billion at December 31, 2015. Excluding purchased loans, loans grew 22.97% to $4.71 billion at December 31, 2016 as compared to $3.83 billion at December 31, 2015.

Total deposits were $7.06 billion at December 31, 2016 as compared to $6.22 billion at December 31, 2015.

Our noninterest-bearing deposits averaged approximately $1.47 billion or 22% of average deposits for the year ended 2016 as compared to $1.13 billion or 20.29% of average deposits for the same period in 2015.

Our cost of funds for the year ended December 31, 2016 was 39 basis points as compared to 37 basis points for the same period in 2015.

Looking at our capital ratios at year end, our tangible common equity ratio was 9%, our Tier 1 leveraged capital ratio was 10.59%, our common equity Tier 1 risk based capital ratio was 11.48% and our Tier 1 risk based capital ratio was 12.86%. Our total risk based capital ratio ended the year at 15.03%. Our revenue to our capital ratios are all in excess of regulatory minimums required to be classified as well capitalized.

Net interest income was $78 million for the fourth quarter of 2016 as compared to $72.4 million for the fourth quarter of 2015. Net interest margin was 4.24% for the fourth quarter of 2016 as compared to 4.33% for the fourth quarter of 2015. Additional interest income recognized in connection with the acceleration of paydowns and payoffs for purchased loans increased net interest margin 25 basis points in the fourth quarter of 2016 as compared to 22 basis points in the same period in 2015.

Our noninterest income is derived from diverse lines of business which primarily consist of mortgage, wealth management and insurance revenue sources along with income from deposit and loan products. For the fourth quarter of 2016, noninterest income was $30.1 million as compared to $31.4 million for the fourth quarter of 2015.

Noninterest expense was $71.4 million for the fourth quarter of 2016 as compared to $70.7 million for the fourth quarter of 2015. After considering these expenses, which are nonrecurring, our overall growth in noninterest expense for the fourth quarter as compared to the same period in the prior year is primarily attributable to the addition of KeyWorth operations and strategic growth to the Company’s infrastructure.

Renasant Corporation January 18, 2017 at 10:00 am Eastern Time

Looking at our credit quality metrics and trends, at December 31, 2016, overall our credit quality metrics continued to remain at historic lows. Furthermore, we continue to experience improving trends in all our credit quality metrics whether looking at NPLs or NPAs, 30 to 89 day past dues and our internal watch list. During the quarter our charge-offs were elevated due to a charge-off resulting from the resolution of prolonged problem credit. The resolution accounted for approximately 42% of our charge-offs for the quarter and was fully reserved in our allowance.

Although we experienced this uptick, our annualized charge-offs for 2016 were 12 basis points, well below historical averages. For the sake of time I’ll refer you to our press release for specific numbers or ratios.

To conclude the discussion on our earnings, we made significant achievements in 2016 and our financial results are a testament to our well-executed plan. Our diluted EPS of $2.17 per share represents some of the highest reported yearly earnings for the Company and were driven by the strong performance of our legacy company coupled with the successful conversion of KeyWorth’s operations. Furthermore, the continued sustainability of this profitability is reflected in our return on average assets excluding merge and conversion expenses, debt prepayment penalties and loss share termination charges on an after-tax basis of 1.16% for the quarter, marking the 11th consecutive quarter we’ve achieved greater than 1% return on average assets.

As we look to 2017, we believe that we are well positioned to continue to improve on profitability and earnings growth which in turn will generate shareholder value.

Now let’s discuss our merger announcement, and with us today from Metropolitan in Memphis, Tennessee is Curt Gabardi who’s President and CEO of Metropolitan, and members of his team.

Today, it’s with great excitement and anticipation that we announced Renasant’s merger, definitive merger agreement where Metropolitan BancGroup Inc and Metropolitan Bank will be merged into Renasant Corporation and Renasant Bank. We believe this merger will continue to solidify Renasant as one of the strongest regional banks operating in the Southeast and will provide the Metropolitan team with significant other business lines including insurance, mortgage and wealth management.

This strategic merger between Renasant and Metropolitan will add to our leadership team and will add talented members to our Nashville and Memphis, Tennessee and Jackson, Mississippi teams.

Now I’ll turn the call over to Mitch Waycaster, our President and Chief Operating Officer, for a few comments. Mitch.

Mitch Waycaster

Thank you, Robin. We believe this merger will expand our market share, earnings growth and profitability, and is expected to greatly benefit our current and future clients with expanded locations, services and products in the aforementioned markets. We believe Metropolitan is a growing bank with a proven track record of success in serving their clients and markets, especially within the Commercial and Private Banking space, and we look forward to completing this merger.

On behalf of Renasant we welcome Curt and the other team members to our Renasant family and we look forward to serving Metropolitan’s clients in the near future.

Renasant Corporation January 18, 2017 at 10:00 am Eastern Time

Now I’ll turn the call back over to Robin.

E. Robinson McGraw

Thank you, Mitch. With this being our 10th merger since July of 2004, we have a proven successful track record in our previous Mississippi, Tennessee, Alabama and Georgia mergers and a consistent transition process that will help mitigate integration risk during the Metropolitan merger. This acquisition accelerates Renasant’s long-term earnings growth, provides us with new experienced banking team members and quality bank branches along with the opportunity to sell Renasant’s broad array of banking and insurance products to Metropolitan’s current client base.

We are excited the Curt will join our Executive Management team as President and Chief Banking Officer with responsibility for commercial and mortgage banking as well as other financial services. He’ll add considerable depth to our Executive Management team and his banking knowledge will be a great benefit to our company.

Now I’ll introduce Curt Gabardi, President and CEO of Metropolitan for a few comments. Curt?

Curt Gabardi

Thank you, Robin. We’re indeed very excited about joining with Renasant. The merger is strategically and culturally compelling for both companies. It’s a very proud and successful young company with tremendous banking talent. We look forward to the unique opportunity of leveraging Metropolitan’s commercial banking niches with enhanced unlimited capacity and specialized lines of business provided by Renasant.

We’re very excited for our associates, our clients and shareholders for the immediate and longer term benefits and shareholder value creation opportunities we indeed believe this merger provides.

I’ll turn it back to you, Robin, for closing comments.

E. Robinson McGraw

Thank you, Curt. We welcome your leadership and look forward to this successful partnership as well.

Looking at the merger, excluding one-time transaction costs the merger is expected to be immediately accretive to Renasant’s estimated earnings, its approximately 2.9% diluted projected tangible book value which is earned back within three years and has an IRR which exceeds our internal thresholds.

We anticipate the merger to close early in the third quarter of 2017 and its subject to Metropolitan’s shareholder approval, regulatory approval and other conditions that are set forth in the merger agreement.

Pursuant to the terms of the merger agreement, Metropolitan Bank will merge with and into Renasant Bank immediately after the merger of Metropolitan BancGroup with and into Renasant Corporation.

Now, Austin, we’ll be happy to take any questions about our 2016 fourth quarter earnings or our merger announcement.

Renasant Corporation January 18, 2017 at 10:00 am Eastern Time

QUESTIONS AND ANSWERS

Operator

We will now begin the question and answer session. To ask a question you may press star, then one on your touch-tone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star then two if at any time your question has been addressed. At this time we will pause momentarily to assemble our roster.

Our first question comes from Catherine Mealor with KBW. Please go ahead.

Catherine Mealor

Thanks. Good morning and congrats on the deal.

E. Robinson McGraw

Thank you. Good morning, Catherine.

Catherine Mealor

Thanks. I wanted to start with just a question on your slide deck. In Slide 8 you talk a little bit about some of the details with crossing $10 billion and you mentioned that there’s approximately $10 million in cost associated with crossing which includes both Durbin and higher regulatory expenses. Then you kind of list out a lot of infrastructure expenses that you have already built into the run rate. I guess my question is, just looking at that $10 million number and how much of that $10 million is Durbin versus expenses, and then does that include some of these expenses that you have already built into your infrastructure or is that $10 million incremental from the current run rate? Thanks.

E. Robinson McGraw

I’ll let Kevin answer.

Kevin D. Chapman

Hey Catherine, Kevin.

Catherine Mealor

Hi Kevin.

Kevin D. Chapman

The $10 million, that’s the incremental increase and the majority of that, 80% to 82% of that number is going to be Durbin related. The other 15% to 20% is going to be increased FDIC insurance premiums as well as increase in operational cost of finalizing either compliance programs, DFAST stress testing. That’s what that remaining amount would relate to is the residual cost to go over.

As we detailed out on Page 8, we’ve started this process in 2013, really tying it back to the M&F acquisition when we went from $4 billion to $6 billion. At that time is when we really started to prepare. We already had several programs in place from a risk management standpoint. Taking that, taking what we felt was a robust compliance program and adding to that the ability to access information from not only a technological standpoint but also from a human capital standpoint, we felt those were kind of our three pillars that we needed to focus on and invest in

Renasant Corporation January 18, 2017 at 10:00 am Eastern Time

to prepare to go over $10 billion when we looked at it back in 2013. As we discussed in previous calls, this has been an effort where we’ve been increasing and building in costs of going over $10 billion as we went from $6 billion up to this point. So what we estimate in costs to go over $10 billion there will be some cost but it does not include the costs that we’ve incurred so far.

Catherine Mealor

Got it. Okay. That’s helpful. Then just a way to think about the acquisition with or without the $10 billion mark. You mentioned also in the slide deck that you expect the deal to be accretive including both cost savings and growth from the deal and the capital raise and this $10 million additional of cost. Can you talk a little bit about kind of percentage accretion that you’re thinking about with and without all these offsets, just so we can think about what the deal looks like standalone and then what the deal looks like in kind of Renasant real life views?

Kevin D. Chapman

Sure. So in evaluating Metropolitan we looked at it as a standalone basis but also including the cost of going over $10 billion. I don’t think it’s necessarily fair to allocate $8 billion worth of growth and earnings and an impact that comes to that to one acquisition, but it was absolutely part of our mindset to ensure that as we contemplated a transaction that took us to or above that we had to consider the implications of our existing operations as well as any target’s operations. Going over $10 billion will have a small impact on Metropolitan’s income stream but it is a very small number and it is baked into our projections as well.

In looking at EPS including all the costs of going over $10 billion, it results in low single-digit EPS accretion. On a standalone basis, excluding the cost of going over $10 billion, it basically doubles that number and puts us into the mid single-digit EPS accretion.

So, it has an impact but what we felt compelled—what we felt was compelling with Metropolitan is their ability to grow our existing overlap which would allow us to lever talent on both sides to maintain growth rates as well as on a combined basis being able to overcome the one-time cost of going over $10 billion. It met all of our metrics and we feel that going over, covering the cost with the ability to continue to grow profitably beyond going over $10 billion was as important as just covering the cost of simply going over $10 billion.

Catherine Mealor

Got it. That makes sense. Thank you so much. I’ll pull out.

E. Robinson McGraw

Thank you, Katherine.

Operator

Our next question comes from Michael Rose with Raymond James. Please go ahead.

Michael Rose

Good morning guys. How are you?

E. Robinson McGraw

Good morning, Michael.

Renasant Corporation January 18, 2017 at 10:00 am Eastern Time

Michael Rose

Just a couple of questions here, just going back to the deal. I appreciate all the comments you just gave; that answered a lot of my questions. Just wanted to see how this merger came about. I guess from a strategic point of view, have you guys been talking for a long time? Negotiated a deal directly? Then any sorts of products or special lines of business that they had that maybe can be folded into and expanded throughout the Renasant organization as we move forward?

E. Robinson McGraw

Michael, a lot of the things, we’ve had a lot of conversations over time. We think that this is kind of one of those cultural fits that everybody looks for and we felt like that this was an opportunity that we could in fact work this out along the way.

To get into any of the details of conversations, we’ll have to wait until we do our filings so we’ll have to kind of maybe evade that to some degree, but let’s talk a little bit about what we did not bake into the numbers that Kevin was just talking about with Catherine.

One of the things that we felt like is, number one, going back to Kevin’s point, when we crossed over that $10 billion range with a merger, we needed to find a strategic partner that could in fact not only through their present income stream help us cover the cost of going over $10 billion but that they have a growth engine that can in fact continue that growth. As you look at it, we used conservative estimates as to what the future growth for Metropolitan would be. Right now they’re looking at an 18% to 20% compound annual growth rate. We cut that back just to be safe, but also we did not take into consideration the fact that Metropolitan has a great team of Commercial and Private Bankers that will be able to utilize a lot of our products that they don’t currently have. We have a very robust Wealth Management team which will complement their Private Banking group rather significantly going forward. We have tremendous opportunities with our Specialty Commercial lines that they are not currently utilizing in the way of our Asset Based Lending group, our Healthcare group, our SBA group. They have a good Treasury Management team and we think that our Treasury Management products will fit well into what they are already doing but would also enhance what the Metropolitan team is doing in that particular line.

As we look for the opportunities that we have as a combined company, we think that we can complement each other in many ways going forward and look forward to bringing on a very talented group of Managing Directors that Curt has assembled over time and have been with him for many years, even preceding the time that they’ve been together at Metropolitan, so we think this is a great opportunity.

Michael Rose

Did I lose you?

E. Robinson McGraw

Not yet. We lost you for a second. Can you hear us?

Michael Rose

Yes, I can. Sorry about that. Robin, that’s great color. That folds into my second question. You guys had, at least by my math, about 23% non-purchased loan growth this year. How should we think about the addition from Metropolitan as it relates to your kind of combined—your non-purchased loan growth as we move into next year with the addition of Metropolitan? Do you think you guys can continue to grow at a high teens rate organically? Obviously I think Metropolitan would bolster that growth outlook. Is that a good way to kind of think about initial expectations for ’17?

Renasant Corporation January 18, 2017 at 10:00 am Eastern Time

E. Robinson McGraw

Yes, going back to what I was saying a while ago, Michael. That was one of the—we thought a real positive as we looked at Metropolitan as that partner to cross over $10 billion with because they really looked like that they are or have the growth engine that puts us in a position to sustain that growth and over time enhance what our growth already is. We felt like, again, going back to another comment I didn’t make in that respect is that obviously the hold limit at Metropolitan is much lower than ours. By basically doubling their hold limit there are opportunities that they may have with some clients that they’ve had to work out participations with other banks on in the past, they’ll be able to hold on their own now and only expand those relationships that we already have.

We basically put, as we budgeted with them, basically the same run rate as we have for 2017, but we look forward to seeing an expansion of that in future years. We really believe that they have the team that can in fact do that as we get together and combine into one Renasant team.

Michael Rose

That’s helpful, Robin. Maybe just one last one from me. The drop in mortgage income was a little steeper than I would have expected. Can you just kind of give some of the puts and takes there and how we should think about 2017 just in light of the MBS forecasts for volumes? Thanks.

E. Robinson McGraw

Yes, Michael. Let me let Jim Gray talk about that.

James W. Gray

Yes, I got voted on to talk about mortgages.

Michael Rose

Lucky you.

James W. Gray

Right. Definitely obviously mortgage income was down in the fourth quarter. Part of it’s seasonality. We do have a drop in mortgage income in the fourth quarter. Add to that the almost 100 basis point increase in mortgage rates and not just the magnitude of the rate increase almost the immediacy, coming right after the election, I think kind of stunned a lot of our borrowers and kind of put everyone on hold to some extent, and it resulted in a pretty dramatic drop in our locked volume, particularly after the election and particularly into December. So that resulted in a mark-to-market adjustment on our pipeline of a negative $5.4 million which reflected a lot—that accounted for a lot of the decline in the banking income, mortgage banking income for the fourth quarter.

Looking at 2017—and certainly I can address more detail on Q4 if you wanted to, but really talking about 2017 we are very, although disappointed in the fourth quarter, we are very encouraged by what’s going on already in 2017. We utilize this slowdown during the fourth quarter as an opportunity to amplify our recruiting efforts which are already in effect, and we were able to bring on a producing manager, not just a nonproducing manager but actual producing manager in Jacksonville, Florida. He is onboard and actively recruiting down in the Jacksonville/Gainesville and possibly over into the Orlando area. We anticipate dramatically increasing our production in the northern Florida market.

Renasant Corporation January 18, 2017 at 10:00 am Eastern Time

We also brought on a producing manager in Destin, Florida. The ones I’m talking about now are already onboard and then they’re actively recruiting to bring on other production team members over the course of the first quarter and particularly weighted to the first half of the first quarter.

In addition to Destin, we brought on a producing manager and an originator in Mobile, Alabama, having an office there, and added to our Auburn production team with a producing manager and two originators in Auburn, Alabama. In addition to that, in Atlanta we’ve hired—or we have a commitment from a production manager in our Buckhead market and should be coming on shortly, and has targeted two or three to be bringing with him. Also have hired a production manager in our Johns Creek office in Atlanta and has two targeted to come with him. We recently hired a production manager for Huntsville-Decatur, Alabama and targeted producers to come on with him. We recently hired a production manager in Jackson, Mississippi, and have several targeted to come along with him.

So that’s kind of where we are from a retail standpoint. That, I think, accounts for about nine or 10 that we’ve actually brought on board during the first two weeks of January, and we are seeing our daily locks are back up into the range they were prior to the election and the increase in rates, and headed back to that target range that we need to be in, and this is even without the contributions of these that we’ve talked about that we’ve just hired.

Shifting gears just a minute to the Wholesale side, we are actively recruiting some additional wholesale reps within our footprint and actually outside of our footprint in some contiguous markets.

So, again, disappointed with the fourth quarter results, the increase in rates definitely had an impact on us, but we are seeing the fruits of our labors in the recruiting arena and starting to bring those people on board and should be seeing the results of that shortly in our daily lot numbers.

Michael Rose

It seems like the fourth quarter is maybe a low point for the gains.

James W. Gray

Yes, I would definitely say so.

E. Robinson McGraw

Yes, and again—as you heard what Jim was talking about, what we’re doing is—we realized that with rates going up, re-fis would be going down so we’re trying to replace that all with retail type mortgage originations over the course of 2017.

Michael Rose

Great. I’ll hop out. Thanks for taking my questions.

Operator

Our next question is from John Rodis with FIG Partners. Please go ahead.

John Rodis

Good morning guys. Congrats on the deal.

Renasant Corporation January 18, 2017 at 10:00 am Eastern Time

E. Robinson McGraw

Thanks, John.

John Rodis

Maybe just back to mortgage for a quick second. Is a better way to look at the quarter to add back—I’m not saying it’s one-time, but the $5.4 million mark-to-market adjustment, is it better to add that back just to look at a good run rate, or is that not the right way to look at it?

James W. Gray

I don’t think you can completely add it back, because it is a reflection of the decline in the pipeline that was a result of the reduction in daily locks, but the way mortgage accounting is done, is you take all those gains on the front end, basically, when the lock occurs, so as that decrease in volume kind of rose through our system, during the first quarter those gains, or reduction in gains, have already been taken into account. So if we continue increasing locks through the first quarter, I think we’ll see a more positive number on the pipeline mark-to-market, and then as we close and sell loans, the income off of those will come in as well. Generally speaking that is correct, but I don’t think you can’t totally discount the mark-to-market for the fourth quarter.

John Rodis

Okay.

Kevin D. Chapman

John, this is Kevin. Just to add to what Jim mentioned, I don’t know if you can necessarily back out the mark-to-market, but I do think one thing that may be worth considering is, really, if you look at third quarter, third quarter might have been abnormally high given the rate environment we found ourselves in, as well as the timing of the year, so it just amplified the impact as we got into the seasonality of mortgage, coupled with almost an immediate rise in interest rates. It makes the difference more pronounced, maybe.

John Rodis

Okay.

James W. Gray

Yes, and if you take the whole year, the third and the fourth quarter kind of balanced each other out, and if you kind of took the average of those two quarters, you were more in line with what you were in the first and the second quarter.

John Rodis

Okay, that makes sense. Kevin, just a couple questions for you. Operating expenses came down. I’m assuming that’s probably partially driven by mortgage. I know last quarter you said sort of $73 million I think was sort of a good run rate. Can you just talk about expenses going forward without the acquisition?

Kevin Chapman

Sure. So, we did, last quarter, we guided to $73 million. If you look at our current run rate, or if you look at what we reported, we were in the $71 million range and that included the loss share terminations. So, if we back that out, our run rate really is in the $69 million range. Mortgage has an impact on that. With mortgage being down, just commissions and salaries, employee benefits, had the mortgage down a couple of million dollars.

Renasant Corporation January 18, 2017 at 10:00 am Eastern Time

The other piece of it really is a lot of our—is attributable to our efforts to focus on either driving more revenue off of our expenses or looking for ways to reduce expenses, whether that is operating expenses or in headcount or replacing somebody that may retire. If we just look at our salaries, our salary line item, salaries from Q4, compared to Q3, are down about a million dollars.

Also, tied to that, and really talking about the leverage that we’re starting to see coming from the revenue side, if we look at net interest income and exclude all purchase accounting, just exclude the noise of purchase accounting, net interest income for Q4, compared to Q3, was up a couple million dollars.

So, we are starting to realize what we’ve talked about not only this year but in previous years, of getting to the inflection point where we’re able to receive the benefit of the leverage off of our expenses, as well as realize the benefit of our initiatives to reduce overall costs, and you’re starting to see that in Q4.

As we look into Q1, as mortgage normalizes, I do expect expenses to come up, maybe at a little bit quicker pace, but also revenues will come up, as well. So, as far as guidance, I would still guide us towards that $72 million to $73 million run rate, but that also includes an assumption of mortgage income picking up in Q1.

John Rodis

Okay, that makes sense, Kevin. As far as—just back to the acquisition and low-single-digit EPS accretion, how much in yield accretion is built into that assumption of low-single-digit accretion?

Kevin D. Chapman

Right now, very little. When we look at our acquisitions, we base the acquisitions off of, really, the true operating income that the acquisition can provide. We do not make our decision off of purchasing accounting, accretable yield, or items that may tail off over time. Now, as we get into purchase accounting and we finalize all of our assumptions closer to the date, that may change, some of our assumptions, those will absolutely change, but we don’t anticipate any changes of those assumptions to affect our EPS accretion, negatively affect our EPS accretion, or extend our earn-back. If anything, it would enhance both of those numbers. But, to answer your question, we do not—when we look at M&A, we do not build that M&A model off of purchase accounting.

John Rodis

Okay. So, the low single-digit accretion, basically no yield accretion in there?

Kevin D. Chapman

Correct.

John Rodis

Okay. Then, just staying on the yield accretion topic, I guess yield accretion for the year was around what, $29.6 million? That was up from $20 million last quarter. Obviously, you guys continue to benefit from the yearly payoff of loans, or paydowns. Any sense for where that $29 million goes in 2017? I know it’s a guess, but maybe your best guess.

Kevin D. Chapman

Let’s break that down into two components. Really, for ’16, it was evenly split between just normal interest rate yield adjustment and then early paydowns, so acceleration of amortization; it’s fairly evenly split between that $29 million. It is really hard to gauge what the acceleration

Renasant Corporation January 18, 2017 at 10:00 am Eastern Time

will be, but as we look out to next year, would expect the normal accretion to be fairly stable. As we get into the back half of this year it might decline a little bit but we are expecting it to be fairly stable. The accelerated accretion, again, it’s hard to tell. It’s more of a fact of circumstances and what happens during the quarter, but I would think that for ’16, just based on our historical run rate, that we would be in the 60% to 70% range of what we recognized this year, on the accelerated, recapturing non-accretable difference.

John Rodis

So, 2017 would be 60% to 70% of 2016?

Kevin D. Chapman

Of the non-accretable difference, correct.

John Rodis

Yes, the $14.7 million. Okay.

Kevin D. Chapman

Correct.

John Rodis

Kevin, just one final question. Just on the tax rate, where we’re at today, the effective tax rate for the quarter was, what, about 33%? What should we use going forward? Then, if we do get a reduction in the tax rate, do you think Renasant can—if we get a five percentage point reduction or a 10% reduction in the federal tax rate, do you think you can realize most of that reduction? That’ll be it for me.

Kevin D. Chapman

Sure. Right now, we are not of the opinion that there’s enough clarity as to where tax policy is going or what potential changes may occur in future rates, so we are still assuming current statutory rates, and believe that as we look in ’17, our current effective tax rate is a good run rate, that 33% to 33.5% run rate.

To your question, if we do see a change in tax policy or the statutory tax rates, we have looked at that, and so it’s a give and a take between deferred tax assets. If we do see a reduction, we will have impairment on our deferred tax assets. That is, roughly, for every five percentage point movement in the tax rate, that creates about a $6 million impact to our deferred tax assets, but we would recoup all of that in the first year as a result of the lower effective tax rate. So, based on our projections, any impact to a deferred tax asset would be mitigated in the first year of receiving that benefit.

John Rodis

Okay, makes sense. Thanks, Kevin.

Operator

Our next question is from Andy Stapp with Hilliard Lyons. Please go ahead.

Andy Stapp

Good morning.

E. Robinson McGraw

Good morning, Andy.

Renasant Corporation January 18, 2017 at 10:00 am Eastern Time

Andy Stapp

A quick question on Metropolitan—actually, a couple of them. CDI, will it be amortized straight line or accelerated?

Kevin D. Chapman

Andy, this is Kevin. Right now, we’re assuming straight line. As we get into an actual calculation and look at the results that may change, but right now, for our assumptions, we’re assuming 10-year straight line.

Andy Stapp

Okay. Any thoughts on when the conversion might occur?

E. Robinson McGraw

We’re assuming the third quarter.

Andy Stapp

Okay. Then, the cost saves at 37.5% is higher than what we typically see. Can you just talk about the drivers that give you confidence that you can achieve these expense reductions?

Kevin D. Chapman

Sure, Andy. So, I’ll start it off and I’ll let Mitch and Robin provide any additional color. Probably a little bit higher than typically what we would model. We typically model more in the 25% range, but what’s causing a little bit of an increase here really is primarily the overlapping markets, and where that cost save is being generated is occupancy expense, occupancy and equipment. I think four of their locations are within a mile of one of our existing branches, or one of our locations is within a mile—four of our locations are within a mile of their location, and so that—just the redundant occupancy expense and the elimination of that would cause an elevated assumption as opposed to previous acquisitions.

Robin, Mitch, any comments on the …

E. Robinson McGraw

No, I think that the big differential there as opposed to looking at it from a people standpoint. That run is probably pretty consistent, but the fact that we overlap in all three markets, in Jackson MSA, the Memphis MSA and the Nashville MSA, there are opportunities for consolidation of these facilities that we normally would not see in a situation like this.

Andy Stapp

That’s what I figured.

Mitch Waycaster

This is Mitch and I’ll just add to that. Nothing really to add to the cost saves, but as we always do, we will begin to plan carefully an integration where we focus on the tremendous talent that’s coming over, joining ours and to minimize any customer impact, to make sure this is a seamless transition.

Andy Stapp

Okay, all right, great, and just another question on mortgage banking, the Q4 mortgage banking. Can you give us a breakout of some of the components, such as gain on sale, servicing income, et cetera?

Renasant Corporation January 18, 2017 at 10:00 am Eastern Time

James W. Gray

Sure. The servicing income for the quarter was right at $1 million. Of course, most—the amortization was pretty close to that, so net of about $100,000 in net servicing income after amortization. I kind of gave you the breakout on the pipeline adjustment. The overall total mark-to-market was a negative $4.3 million. Negative $5.4 million of that was related to the pipeline. Mortgage, which includes mortgage admin fees and originations, was $6.5 million. Then, total gain on sale, which includes the MSR, would be $6.3 million.

Andy Stapp

Okay, great. I’ll hop back into the queue. Thank you.

Kevin D. Chapman

Andy, one thing I’ll mention. Just on the mortgage servicing rights, as a reminder, we account for our mortgage servicing rights as the lower cost to market, and so any change in value related to mortgage servicing rights is really not reflected in our revenue or our expenses, only to the extent that we have impairment. So, the numbers Jim gave really are the servicing income less the cost to service. It does not include any adjustments for valuation.

Andy Stapp

Okay, great. Thanks.

Operator

Our next question comes from Matt Olney with Stephens. Please go ahead.

Matt Olney

Hey, thanks. Good morning guys.

E. Robinson McGraw

Good morning, Matt.

Matt Olney

I want to go back to the net interest margins. We’ve seen a steepening of the yield curve over the last few months. Can you speak to if there was any impact of the yield curve in the 4Q results, and any change in the outlook for the margins given the yield curve? Thanks.

Kevin D. Chapman

Hey, Matt, this is Kevin. So, yes, a couple of things with margins. I guess what I would say is where we start the quarter and where we end the quarter, not only from the shape of the curve but maybe even mindset is different. So as far as positive benefit to the margin as a result of the yield curve, there’s some, but I’m not sure it’s very pronounced. I will say we did see some positive signs, that we see in our margin, is we did see margin coming in relatively flat, core margin, margin excluding all the purchase accounting coming in relatively flat, if not up a basis point or two.

A couple of things that drove that. In Q4, we had a full quarter impact of the sub-debt, compared to half a quarter. So, that put pressure on the margin, but even though we had that pressure and that headwind, our margin was still flat to up. We are seeing new and renewed loan pricing, we’re seeing an uptick in new and renewed loan pricing, and that’s having a positive impact on margin.

Renasant Corporation January 18, 2017 at 10:00 am Eastern Time

So I would say as far as outlook, I believe we might be at a point where, with the shape of the yield curve, with the efforts of our lenders, our regional presidents, to focus not only on the growth, but also the yields, and managing interest rate risk, that we are—we’re starting to see signs that we may have plateaued on margin compression, with the opportunity in the future to start seeing modest increases in margin expansion if we continue to carry on what we saw from November 9 through the end of the quarter.

Matt Olney

Okay, that’s helpful. Kevin, if I think about that commentary and your commentary on expenses, if I roll that into the efficiency ratio, can you talk more about it in that context as it relates to your goal of getting that below 60%, and then of course once you layer on Metropolitan, what the impact of that would be?

Kevin D. Chapman

So, just the layering of Metropolitan will assist, it will not hinder us from our goal of going below 60%. They run at an efficiency ratio of about 70%. Combined cost saves would bring just that number—I’m not saying all the cost saves are going to come on their side, but it brings their number well below 60%, so they will assist in that effort.

But, just to your point about the leverage, just the expense—the revenue leverage that we have on our expenses, that maybe wasn’t as pronounced or evident in ’16, because throughout ’16 we fought—the shape of the yield curve, with the yield curve being flat, we fought margin compression every quarter, and as we had double-digit loan growth, the impact on net interest income wasn’t as pronounced as it would have been if we wouldn’t have been fighting the margin compression. So, if we enter an environment with a steeper yield curve and maintain that growth, then the compounding effect on net interest income I think will be more than evident to see, which will absolutely have a positive impact on our efficiency ratio.

Matt Olney

Okay, all right, that’s very helpful. Thanks for answering my questions and congrats on the deal.

E. Robinson McGraw

Thanks, Matt.

Operator

Again, if you would like to ask a question, please press star, then one. Our next question is a follow-up from Andy Stapp with Hilliard Lyons. Please go ahead.

Andy Stapp

I accidentally cut myself off, so if I’m redundant, just let me know, I can look at the transcript, but just wanted some color on the linked quarter increase in the core market.

Kevin D. Chapman

Yes, Andy, this is Kevin. Matt only just asked that question. Let me give you a couple of comments on it, and I’ll try not to be too redundant. We are starting to see positive signs in our margin, really attributable to a couple of things: one, a continued focus and effort on behalf of—just throughout the Company to really focus on yield, fees and revenue generation off of the loan growth; and, then, as we ended Q4, just the shape of the yield curve is starting help to provide some benefit with that initiative. Those two items really are what are helping what you see when it comes to the core margin of it flat-lining and starting to see signs of it increasing.

Renasant Corporation January 18, 2017 at 10:00 am Eastern Time

Andy Stapp

Okay. So, 3.81 is a good starting point? I think, if my memory is correct, that’s what your core Q4 margin was. That’s a good starting point to build off of?

Kevin D. Chapman

Yes.

Andy Stapp

Okay. What do you expect the impact of the loss share terminations to be on the identification asset amortization?

Kevin D. Chapman

Andy, let me go back to that core margin. That core margin would be more of a 3.70.

Andy Stapp

Three-seventy, okay. I thought it may be.

Kevin D. Chapman

So, the impact of the loss share, we incurred a $2 million charge to terminate. Part of our rationale to do that was we felt that, as we projected out recoveries, that it would be more beneficial to us to terminate and receive full benefit of those recoveries, and then also not have the compliance calls, the rigor of the exam, to maintain the loss share coverage on really what was now down to the single-family portfolio to begin with; commercial loss share had already expired. So, we just felt it was the right time, as we looked at our recoveries, and looking at a cost benefit, that the $2 million charge, we felt that we would recover that in a 12- to 18-month period. I can tell you with the experience that we’ve had since termination, we’re going to be on the 12-month side of that range, if not within 12 months.

Andy Stapp

Okay. All right, that gives me what I need now. Thanks.

Operator

This concludes our question and answer session. I would like to turn the conference back over to Robin McGraw for any closing remarks.

CONCLUSION

E. Robinson McGraw

Thank you, Austin. I want to thank everybody for joining us today. Once again, we are looking forward to visiting with you again in our first quarter 2017 conference call. Thanks everyone.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

Renasant Corporation January 18, 2017 at 10:00 am Eastern Time